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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 27, 2003

                       Peoples Ohio Financial Corporation
                       ----------------------------------
             (Exact name of registrant as specified in its charter)


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

          Ohio                     0-49619                      31-1795575
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(State of Incorporation)    (Commission File No.)    (IRS Employer Identification No.)

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                    635 South Market Street, Troy, Ohio 45373
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                    (Address of principal executive offices)


Registrant's telephone number, including area code: (937) 339-5000

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                                    FORM 8-K


ITEM 5.   OTHER EVENTS.

          The following was contained in a press release issued by Peoples Ohio Financial Corporation on February 27, 2003:

NEWS RELEASE                                       For Further Information
------------                                               Contact: Linda Daniel
For Immediate Release                                      VP Mktg./Adm.
                                                           (937) 339-5000


                              SEMI-ANNUAL DIVIDEND
                 ANNOUNCED BY PEOPLES OHIO FINANCIAL CORPORATION

The Board of Directors and Management of Peoples Ohio Financial Corporation, parent company of Peoples Savings Bank (Troy-Piqua-Clayton), announces approval of a semi-annual dividend of 4.5 cents per share to be paid on April 30, 2003, to shareholders of record on April 7, 2003. This will be the second dividend in fiscal year 2003 to be approved for this amount and reflects the continued progression of dividend increases over the past two years.

According to Ron Scott, President/CEO, the dividend level underscores the continued growth and profitability of Peoples as well as the local bank's commitment to shareholder value. He pointed out that dividends approved for Fiscal 2003 represent a 40% increase over the previous fiscal year.

"We believe that Peoples has been able to produce solid earnings for our shareholders while maintaining a high level of service for our customers and for the communities in which we do business," said Scott.

He also emphasized the strength of the Peoples management and employee team as a very important part of the success Peoples continues to achieve. He stated that the local bank has significant expertise and knowledge depth in many key areas . .. . particularly compared to other banks in its peer group.

"Because of the depth of our team, we can offer services like check imaging and other sophisticated, technology-based products," Scott said.

Peoples Savings Bank has banking centers, ATM locations and trust offices in Troy, Piqua and Clayton. Originally chartered under Ohio law in 1890, Peoples Savings Bank created a savings and loan holding company, Peoples Ohio Financial Corporation, effective January 2002. Common shares of Peoples stock are now traded in the over-the-counter market under the symbol "POHF."

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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   PEOPLES OHIO FINANCIAL CORPORATION



                                   By: /s/ Ronald B. Scott
                                      -------------------------------
                                      Ronald B. Scott
                                      President


Date: February 27, 2003